UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 7, 2016

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2701 San Tomas Expressway, Santa Clara, California	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On October 7, 2016, NVIDIA Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, Wells Fargo Bank, National Association, as a Lender, Swingline Lender, Issuing Bank and Administrative Agent, Goldman Sachs Bank USA, and Morgan Stanley MUFG Loan Partners, LLC, as Lenders, Swingline Lenders, Issuing Banks and Co-Syndication Agents, and the other lenders party thereto. Under the Credit Agreement, the Company may borrow, repay and re-borrow amounts from time to time, up to $575 million, for working capital and other general corporate purposes of the Company and its subsidiaries. The commitments under the Credit Agreement are available for a five year period ending on October 7, 2021, on which date all outstanding obligations are due and payable. The Credit Agreement also permits the Company to obtain additional revolving loan commitments and/or commitments to issue letters of credit under the Credit Agreement of up to $425 million, subject to certain conditions provided in the Credit Agreement.

Loans under the Credit Agreement will bear interest, at the Company’s election, at the Adjusted LIBO Rate plus the Applicable Rate or the Alternate Base Rate plus the Applicable Rate (each as defined in the Credit Agreement).

The Credit Agreement includes customary representations, covenants, and events of default, including restrictions on subsidiary indebtedness, liens and fundamental changes such as a merger of the Company or the sale of all or substantially all of its assets, and a financial maintenance covenant based on the ratio of debt to adjusted EBITDA. The Credit Agreement contains customary acceleration provisions including the following events of default relating to failure to make payments required under the loan documents, breach of covenants or representations or warranties and certain bankruptcy events, among others, in each case following the expiration of applicable cure periods. The obligations under the Credit Agreement are the Company’s unsecured senior obligations and rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness.

The above description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached as Exhibit 1.1 hereto, and incorporated herein by reference.

The Credit Agreement included as an exhibit to this Current Report on Form 8-K is included to provide information regarding its terms and is not intended to provide any other factual or disclosure information about the Company or the other parties to the Credit Agreement. The Credit Agreement may contain representations and warranties by the parties to the agreement. These representations and warranties have been made solely for the benefit of the other parties to the Credit Agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the Credit Agreement, which disclosures would not necessarily be reflected in the Credit Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to other investors; and

•	were made only as of the date of the Credit Agreement or such other date or dates as may be specified in the Credit Agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Credit Agreement, dated as of October 7, 2016 by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA CORPORATION

By:	/s/ Colette M. Kress
Colette M. Kress
Executive Vice President and Chief Financial Officer

Date: October 13, 2016

EXHIBIT INDEX

Exhibit No.	Description

1.1	Credit Agreement, dated as of October 7, 2016 by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

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